Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

July 30, 2004

Board of Directors

Cytyc Corporation

85 Swanson Road

Boxborough, Massachusetts 01719

Ladies and Gentlemen:

We are acting as counsel to Cytyc Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 14,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, of which 12,250,000 shares are issuable pursuant to the Company’s 2004 Omnibus Stock Plan (the “Omnibus Stock Plan”) and 2,000,000 shares are issuable pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Copies of the Omnibus Stock Plan and the ESPP, each as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

3.	The Third Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on July 29, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

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4.	The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on March 24, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval and adoption of the Omnibus Stock Plan, the approval and adoption of the ESPP, and the issuance of the Shares.

6.	Certain resolutions of the shareholders of the Company adopted at a meeting held on May 26, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the approval and adoption of the Omnibus Stock Plan, the approval and adoption of the ESPP, and the issuance of the Shares.

7.	A certificate of the Senior Vice President, General Counsel and Secretary of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic originals of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the Omnibus Stock Plan and the ESPP, and (iii) receipt by the Company of the consideration for the Shares specified in the

July 30, 2004

resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.